Exhibit 99.1

EnergyConnect hires new President and Chief Executive Officer

EnergyConnect Group, Inc., concluding an extensive national search, is pleased to announce that Kevin R. Evans has accepted the position

Lake Oswego, Oregon – January 6, 2009:— EnergyConnect Group, Inc. (OTCBB: ECNG), an industry leader in innovative demand response technologies, today announced that Kevin R. Evans has been named its President and Chief Executive Officer and will become a member of the company’s Board of Directors.  The search was led by EnergyConnect’s founder and former CEO Rod Boucher who will take on strategic development support as Chief Technology Officer, and report to the Chairman of the Board in this capacity.  Mr. Boucher will continue to serve as an active member of the Board of Directors.

During the past five years Kevin Evans has been Senior Vice President, Chief Business Officer, and Chief Financial Officer of the Electric Power Research Institute (EPRI), a world renowned leader in research and development in the electricity industry.  While at EPRI, Kevin was instrumental in building its sales, marketing, planning and regulatory programs.  Worldwide electric industry leaders give Mr. Evans high marks for his substantial contribution to the advancement of EPRI.  Prior to joining EPRI, Mr. Evans was the CFO of PlaceWare, a leading designer and producer of collaboration and meeting software.  He helped develop the company through its startup phase, raised several rounds of capital, and ultimately sold it to Microsoft, where it became the core technology of the LiveMeeting portion of Microsoft’s offerings. Prior to PlaceWare, he had substantial banking and international business experience.  He holds an MBA in finance from San Diego State University and a dual baccalaureate in Economics and Management from Sonoma State University.

Rod Boucher, stated, “We are extremely pleased that Kevin has accepted the position and are confident he will take the company to the next level.  Kevin has the right combination of experience, talent, and industry relationships to become the new leader of our Company.”

Kevin Evans noted, “Under Rod’s leadership EnergyConnect has developed a scalable, cost-effective, leading-edge clean technology to enhance the electric system efficiency and reliability.  I am thrilled to become part of EnergyConnect and pleased that the Board of Directors has placed confidence in my leadership.  EnergyConnect is uniquely positioned to be a major force in this segment of the electricity industry and provide tremendous value to the nation.”

EnergyConnect is focused on providing technology and services to enhance the utilization of electricity by automating the processes for commercial and industrial consumers to voluntarily reduce electricity usage in response to high market pricing or regional shortages.

About EnergyConnect

EnergyConnect provides industry leading Demand Response technologies and services that enable a smarter, more sustainable power grid while creating additional income for participating companies.  The EnergyConnect web-based automated platform enables consumers of energy to participate in unprecedented incentive opportunities by cutting back power when the grid needs it the most.  Demand response is the cleanest, most efficient and cost-effective solution for meeting the nation’s growing power needs.  For more information about this next generation technology or about investor relations, visit:  www.energyconnectinc.com.

Forward Looking Statements

This press release includes statements that may constitute “forward-looking” statements.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause or contribute to such differences that include, but are not limited to, competitive factors, the success of new products in the marketplace, dependence upon third-party vendors, and the ability to obtain financing. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Media Contact:	Rich Quattrini, Vice President
408-340-7940

Investor Relations:	Randy Reed, CFO
503-419-3580

Glen Akselrod, Bristol Capital
glen@bristolir.com
905-326-1888